As filed with the United States Securities and Exchange Commission on August 20, 2021
Registration No. 333-181210

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-181210
UNDER THE SECURITIES ACT OF 1933

BLACKBAUD, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	11-2617163 (IRS Employer Identification No.)

65 Fairchild Street Charleston, South Carolina (Address of principal executive offices)	29492 (Zip Code)

Convio, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended by Convio, Inc. and assumed by Blackbaud, Inc.
Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended by Convio, Inc. and assumed by Blackbaud, Inc.
(Full title of the plans)

Michael P. Gianoni, President and Chief Executive Officer
Blackbaud, Inc.
65 Fairchild Street
Charleston, South Carolina 29492
(Name and address of agent for service)

(843) 216-6200
(Telephone number, including area code, of agent for service)

Copies to:
R. Douglas Harmon
Parker Poe Adams & Bernstein LLP
620 South Tryon Street, Suite 800
Charlotte, North Carolina 28202
Telephone: (704) 335-9020
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment relates to the following registration statement previously filed with the Securities and Exchange Commission by Blackbaud, Inc. (the “Company”):
(i) Registration Statement on Form S-8 (File No. 333-181210) filed on May 7, 2012 in connection with an aggregate of 394,635 shares of common stock, $0.001 par value per share, of the Company to be issued under the Convio, Inc. Amended and Restated 2009 Stock Incentive Plan, as amended by Convio, Inc. and assumed by Blackbaud, Inc. and Convio, Inc. 1999 Stock Option/Stock Issuance Plan, as amended by Convio, Inc. and assumed by Blackbaud, Inc.
The Company is no longer issuing securities under the plans referenced above and, therefore, has terminated the offering of its securities pursuant to the registration statement. In accordance with undertakings made by the Company in the registration statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unissued at the termination of the offering, the Company hereby removes from registration any and all securities that were registered but remain unissued under the registration statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the referenced registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on August 20, 2021.

BLACKBAUD, INC.

By:	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

Note: No other person is required to sign this post-effective amendment no.1 to the registration statement in reliance on Rule 478 under the Securities Act of 1933, as amended.
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